Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated October 22, 2010, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by J.P. Morgan Securities LLC (the “Dealer Manager”) or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Notice of Offer to Purchase for Cash

All of the Outstanding Shares of Common Stock

of

King Pharmaceuticals, Inc.

at

$14.25 Net Per Share

by

Parker Tennessee Corp.

a wholly-owned subsidiary

of

Pfizer Inc.

Parker Tennessee Corp., a Tennessee corporation (the “Purchaser”) and a wholly-owned subsidiary of Pfizer Inc., a Delaware corporation (“Parent”), is offering to purchase all of the outstanding shares of common stock, without par value (the “Shares”), of King Pharmaceuticals, Inc., a Tennessee corporation (“King”), at a purchase price of $14.25 per Share (the “Offer Price”), net to the sellers in cash, without interest thereon and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 22, 2010, and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). Shareholders of record who tender their Shares directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Offer to Purchase and Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 19, 2010, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 11, 2010 (as it may be amended from time to time, the “Merger Agreement”), among Parent, the Purchaser and King. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, the Purchaser will be merged with and into King (the “Merger”) with King continuing as the surviving corporation and a wholly-owned subsidiary of Parent. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by Parent or any subsidiary of Parent, including the Purchaser, and any Shares held by King as treasury stock, which Shares will be cancelled without any conversion)

will be cancelled and converted into the right to receive an amount in cash equal to $14.25 per Share (or any greater Share price paid in the Offer), without interest thereon and subject to any required withholding taxes. The Merger Agreement is attached as an annex to the Offer to Purchase and is more fully described in Section 11 of the Offer to Purchase, which also contains a discussion of the treatment of stock options and other equity securities of King.

The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Condition (as described below) and (ii) (A) the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having been terminated or expired, and (B) all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any governmental authority governing foreign antitrust or competition laws having been made or obtained (the “Regulatory Condition”). The Minimum Condition requires that there shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer the minimum number of Shares which, when added to the Shares already owned by Parent and its subsidiaries, represents the number of Shares required to approve the Merger Agreement and the transactions contemplated thereby pursuant to the charter and by-laws of King and the Tennessee Business Corporation Act on the date on which the Offer expires, determined on a fully diluted basis (as defined in the Merger Agreement) (the “Minimum Condition”). The Offer also is subject to other conditions described in Section 15 of the Offer to Purchase.

On October 11, 2010, the King Board of Directors unanimously (i) approved the terms of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that the terms of the Offer and the Merger are fair to King and its shareholders that are unaffiliated with Parent, (iii) declared that it is in the best interests of King and its shareholders that are unaffiliated with Parent that King enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and (iv) recommended that King’s shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, approve the Merger Agreement.

Accordingly, King’s Board of Directors unanimously recommends that King’s shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, approve the Merger Agreement and the transactions contemplated thereby.

The Merger Agreement provides that on the initial expiration date or any subsequent date as of which the Offer is scheduled to expire, if any condition to the Offer (as set forth in Section 15 – “Certain Conditions of the Offer” of the Offer to Purchase) is not satisfied or waived, then, (i) so long as there has not been a Change in the Company Recommendation (as defined in the Merger Agreement) then, to the extent requested in writing by King no less than one (1) business day (calculated in accordance with Rule 14d-1(g)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”)) prior to the scheduled expiration date, Purchaser must extend the Offer for up to five (5) business days (or such longer period as the parties may agree) per extension until each such condition has been satisfied or waived, and (ii) Purchaser may, in its sole discretion, extend the Offer for up to five (5) business days (or such longer period as the parties may agree) per extension until each such condition has been satisfied or waived. Purchaser will not be required to extend the Offer beyond March 31, 2011 (the “Termination Date”); provided, that if the only condition which has not been satisfied as of the Termination Date is the Regulatory Condition, the Termination Date will be April 30, 2011. If the Offer has not been consummated as of the Termination Date, both Parent and King will have the right to terminate the Merger Agreement. Under the Merger Agreement, Purchaser will also extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or its staff that is applicable to the Offer or necessary to resolve any comments of the SEC or its staff applicable to the Offer or any documents pursuant to which the Offer is made. The Merger Agreement also provides that Purchaser may, at its sole discretion, choose to provide for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, if, following the expiration of the Offer, all the conditions to the Offer are satisfied or waived, but the number of Shares validly tendered and not validly withdrawn in the Offer and accepted for payment is less than 90% of the outstanding Shares (on a fully-diluted basis as defined in the Merger Agreement).

Parent and the Purchaser have agreed in the Merger Agreement that, without the prior written consent of King, Purchaser will not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares subject to or sought to be purchased in the Offer, (iii) impose conditions on the Offer in addition to the conditions set forth in the Offer to Purchase or amend any condition in a manner adverse to the holders of Shares, (iv) waive or amend the Minimum Condition, (v) amend any other term of the Offer in a manner that is materially adverse to the holders of the Shares or (vi) extend or otherwise change the date on which the Offer expires except as required or permitted by the Merger Agreement.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, the Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the Offer price for such Shares with the Depositary, which will act as agent for the tendering shareholders for purposes of transmitting such payments to the tendering shareholders. Under no circumstances will the Purchaser pay interest on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, the Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase; (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 2 of the Offer to Purchase) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time on or before the expiration of the Offer. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after December 20, 2010, unless the Purchaser has already accepted them for payment. For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary. The Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase at any time prior to the expiration of the Offer.

No withdrawal rights will apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during a subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

King provided the Purchaser with King’s shareholder lists and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and related documents to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on King’s shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash by a holder of Shares pursuant to the Offer or the Merger generally will be a taxable transaction for U.S. federal income tax purposes. See Section 5 of the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information. Shareholders should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent, the Dealer Manager or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary or the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

470 West Avenue

Stamford, CT 06902

Banks and Brokerage Firms, Please Call: (203) 658-9400

Shareholders Call Toll Free: (800) 607-0088

Email: tenderinfo@morrowco.com

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Ave, 5th Floor

New York, NY 10179

Call Toll-Free: (877) 371-5947

October 22, 2010

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